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                                                                   Exhibit 23.1

                  CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

The Board of Directors
TC PipeLines GP, Inc.

     We consent to the incorporation by reference in the registration statement on Form S-3 of our report dated March 8, 2002, with respect to the balance sheets of TC PipeLines, LP as of December 31, 2001 and 2000, and the related statements of income, comprehensive income, cash flows and changes in partners' equity for the years ended December 31, 2001 and 2000 and the period from the commencement of operations on May 28, 1999 to December 31, 1999 included in TC PipeLines, LP's Annual Report on Form 10-K for the year ended December 31, 2001 and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP
Calgary, Canada

April 22, 2002